EXHIBIT 8.1

LAW OFFICES
SHEFSKY & FROELICH LTD.
111 EAST WACKER DRIVE
SUITE 2800
CHICAGO, ILLINOIS 60601

TELEPHONE (312) 527-4000
FACSIMILE (312) 527-5921
E-MAIL sfltd@shefskylaw.com	IN REFERENCE TO:

025285-38

July 15, 2009

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois  60523

Ladies and Gentlemen:

You have requested our opinion concerning certain material federal income tax considerations in connection with the offering (the “Offering”) by Inland Real Estate Corporation, a Maryland corporation (the “Company”), of shares of its common stock, $0.01 par value per share (the “Common Stock”) that may be offered and sold from time to time pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”), as amended through the date hereof (the “Registration Statement”).

We have acted as tax counsel to the Company in connection with the Offering, and we have assisted in the preparation of the Registration Statement and certain other documents related thereto.  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and other documentation and information provided by you or representations made by you as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  We have assumed and relied on your representations that the information presented in the Registration Statement and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion.

We have assumed that all statements, representations and covenants are true without regard to any qualification as to knowledge or belief.  Our opinion is conditioned on the continuing accuracy and completeness of these statements, representations and covenants.  Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Registration Statement or any other document we reviewed or representations you have made may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinions as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents

Inland Real Estate Corporation

July 14, 2009

of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of these documents will not differ materially from the drafts.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), including any legislative history of relevant provisions of the Code, the regulations promulgated thereunder (the “Regulations”), administrative rulings and other judicial decisions of the Code and the Regulations by the courts and administrative interpretations of the Code and the Regulations by the Internal Revenue Service (the “IRS”), all as they exist as of the date hereof.  It should be noted that the Code, Regulations, administrative rulings, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.  In this regard, an opinion of counsel with respect to any issue represents counsel’s best judgment as to the outcome on the merits with respect to that issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to that issue or that a court will not sustain a contrary position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America as currently in effect to the extent specifically referred to herein.

Based on and subject to the foregoing and to the qualifications below, we are of the opinion that, although the discussions set forth in the Registration Statement under (1) the caption “Certain Material Federal Income Tax Considerations”; (2) Exhibit A—Dividend Reinvestment Plan—Question 23 “What are the income tax consequences of participation in the Plan?”; and (3) Exhibit A—Dividend Reinvestment Plan—Question 24 “How are income tax withholding provisions applied to participants in the Plan?” do not purport to discuss all possible United States federal income tax consequences of participation in the Plan, the discussions, though general in nature, constitute, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of participation in the Plan, subject to the qualifications set forth therein.  The United States federal income tax consequences of participation in the Plan will depend upon a participant’s particular situation, and we express no opinion as to the completeness of these discussions as applied to any particular participant.

We express no opinion on any issue relating to the Company or any investment therein, other than as expressly stated above.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Shefsky & Froelich Ltd. under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons

Inland Real Estate Corporation

July 14, 2009

whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein, or of any subsequent changes in applicable law.

The opinion contained herein cannot be used, and is not intended to be used, by the Company or any other taxpayer for (i) the purpose of avoiding tax penalties that may be imposed on the taxpayer under the Internal Revenue Code or (ii) the promotion or marketing of any tax-related matter or program.

Very truly yours,

/s/  SHEFSKY & FROELICH LTD.

REA